Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2012

Real Estate Leader Sees Continued Gains in Existing Home Sales and Average Sales Price

PARSIPPANY, N.J., August 7, 2012 - Realogy Corporation, a global leader in residential real estate services, today reported results for the second quarter ended June 30, 2012. Realogy's net revenue for the second quarter was $1.3 billion, an increase of 11% compared to 2011. Realogy's EBITDA for the quarter was $203 million, a year-over-year increase of $16 million, or 9%. These improvements were due largely to an increase in sales volume (transaction sides times average sale price) at both the franchised and company-owned real estate services segments. For the quarter, Realogy recorded a net loss attributable to the Company of $25 million, which was after $176 million of interest expense and $44 million of depreciation and amortization.

For the six months ended June 30, 2012, net revenue totaled $2.2 billion, an increase of 9% compared to the first half of 2011. Realogy's EBITDA for the first six months of 2012 was $233 million, an increase of 32% compared to the first six months of 2011. Realogy's Adjusted EBITDA for the first six months of 2012 was $274 million, an increase of 14% compared to 2011, with a net loss attributable to the Company of $217 million.

“We believe that the U.S. residential real estate market is continuing to experience the beginnings of the recovery that we reported in the first quarter of 2012,” said Richard A. Smith, Realogy's chairman, chief executive officer and president. "We expected to see the continued improvement in both home sale units and average sales price, with price increases in most major markets being heavily influenced by reduced inventory. Those expectations were realized in our second quarter results, which support our forecasted early-stage recovery."

Looking at Realogy's core business drivers in the second quarter, Realogy Franchise Group (RFG) had a year-over-year 9% increase in homesale transaction sides, while NRT, the company-owned brokerage unit, had a 13% year-over-year increase. In comparison, the National Association of Realtors (NAR) reported that existing home sales increased by 9% compared to second quarter 2011. RFG's average homesale price increased 6% in the second quarter, which was consistent with NAR's 6% reported increase in national average sales price. NRT's average homesale price was flat compared to second quarter 2011, due to its mix of business that shifted to more lower-priced homes. In our relocation business, Cartus experienced a 5% year-over-year increase in initiations and a 9% increase in broker referrals. As for our title and settlement services segment, Title Resource Group experienced a 14% increase in purchase title and closing units and a 64% increase in refinance title and closing units. Those combined unit gains more than offset a 5% decrease in the average fee per closing unit due to the increase in refinance volume.

“Our closed homesale transaction sides continued to increase at an accelerated pace in the second quarter," said Anthony E. Hull, Realogy's CFO and treasurer. "We believe that the combined Realogy average sale price increase was driven by lower levels of home inventory in many markets, greater overall demand, and fewer distressed sales than we saw last year. Looking ahead, we anticipate our third quarter 2012 homesales to increase at a high single-digit pace ahead of last year on a combined Realogy basis, and average homesale price to increase in the mid-single digits as indicated by our preliminary July results."

Realogy Reports Results for Second Quarter 2012                            Page2

Balance Sheet Information and Covenant Compliance as of June 30, 2012

The Company ended the quarter with $89 million of readily available cash out of a total cash balance of $138 million and $109 million of outstanding borrowings on its revolving credit facility under its senior secured credit agreement.

A consolidated balance sheet is included as Table 2 of this press release.

As of August 6, 2012, the Company had $150 million outstanding under its revolving credit facility. The Company expects its revolver balance to be approximately $50 million by the end of September 2012.

As of June 30, 2012, the Company's senior secured leverage ratio (SSLR) was 4.08 to 1, below the 4.75 to 1 maximum ratio required to be in compliance with its senior secured credit agreement. The SSLR is determined by dividing Realogy's senior secured net debt of $2.4 billion at June 30, 2012 by the Company's Adjusted EBITDA of $599 million for the twelve-month period ended June 30, 2012 (please see Table 7 for the definition of this non-GAAP financial measure, Adjusted EBITDA, and Table 6 for a reconciliation of this non-GAAP measure to the most comparable GAAP financial measure, net loss attributable to Realogy).

Investor Webcast

Realogy will hold a Webcast to review its second quarter 2012 results on August 8th at 10:00 a.m. (EDT). The call will be hosted by Richard A. Smith, chairman, CEO and president, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call, together with corresponding slides, will be made available live via Webcast on the Investor Information section of the Realogy website. A replay of the Webcast also will be available on the website from August 8 through August 16.

About Realogy Corporation

Realogy Corporation, a global provider of real estate services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy's world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,500 offices with 238,500 sales associates doing business in 103 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy is owned by affiliates of Apollo Management, L.P., a subsidiary of Apollo Global Management, LLC, a leading global alternative asset manager.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; constraints on the Company's liquidity including but not limited to our ability to access the capital, including debt financing, and/or securitization markets; variable rate indebtedness which subjects the Company to interest rate risk; our

Realogy Reports Results for Second Quarter 2012                            Page3

ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or further declines in home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continuing high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business; reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant's remaining contingent liabilities; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and the Internal Revenue Code; the Company's failure to enter into or renew franchise agreements, maintain its brands or the inability of franchisees to survive the current real estate cycle; the Company's inability to realize benefits from future acquisitions; and the Company's inability to sustain improvements in its operating efficiency.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:
Alicia Swift
(973) 407-4669
alicia.swift@realogy.com

Media Contact:
Mark Panus
(973) 407-7215
mark.panus@realogy.com

Realogy Reports Results for Second Quarter 2012                            Page4

Table 1

REALOGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Gross commission income	$983	$873	$1,589	$1,448
Service revenue	208	192	380	356
Franchise fees	76	70	130	121
Other	42	44	85	85
Net revenues	1,309	1,179	2,184	2,010
Expenses
Commission and other agent-related costs	662	577	1,064	951
Operating	325	317	643	635
Marketing	52	54	103	97
General and administrative	79	56	156	127
Former parent legacy costs (benefit), net	—	(12)	(3)	(14)
Restructuring costs	2	3	5	5
Depreciation and amortization	44	47	89	93
Interest expense, net	176	161	346	340
Loss on the early extinguishment of debt	—	—	6	36
Other (income)/expense, net	—	—	1	—
Total expenses	1,340	1,203	2,410	2,270
Loss before income taxes, equity in earnings and noncontrolling interests	(31)	(24)	(226)	(260)
Income tax expense	8	1	15	2
Equity in earnings of unconsolidated entities	(15)	(4)	(25)	(4)
Net loss	(24)	(21)	(216)	(258)
Less: Net income attributable to noncontrolling interests	(1)	(1)	(1)	(1)
Net loss attributable to Realogy	$(25)	$(22)	$(217)	$(259)

Realogy Reports Results for Second Quarter 2012                            Page5

Table 2

REALOGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$138	$143
Trade receivables (net of allowance for doubtful accounts of $58 and $64)	147	120
Relocation receivables	419	378
Relocation properties held for sale	10	11
Deferred income taxes	59	66
Other current assets	97	88
Total current assets	870	806
Property and equipment, net	151	165
Goodwill	2,618	2,614
Trademarks	732	732
Franchise agreements, net	2,808	2,842
Other intangibles, net	418	439
Other non-current assets	225	212
Total assets	$7,822	$7,810

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$214	$184
Securitization obligations	267	327
Due to former parent	76	80
Revolving credit facilities and current portion of long-term debt	214	325
Accrued expenses and other current liabilities	583	520
Total current liabilities	1,354	1,436
Long-term debt	7,121	6,825
Deferred income taxes	895	890
Other non-current liabilities	173	167
Total liabilities	9,543	9,318
Commitments and contingencies
Equity (deficit):
Realogy common stock: $.01 par value, 100 shares authorized, issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Additional paid-in capital	2,035	2,033
Accumulated deficit	(3,728)	(3,511)
Accumulated other comprehensive loss	(30)	(32)
Total Realogy stockholder's deficit	(1,723)	(1,510)
Noncontrolling interests	2	2
Total equity (deficit)	(1,721)	(1,508)
Total liabilities and equity (deficit)	$7,822	$7,810

Realogy Reports Results for Second Quarter 2012                            Page6

Table 3

REALOGY CORPORATION
2012 vs. 2011 KEY DRIVERS

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Real Estate Franchise Services (a)
Closed homesale sides	273,771	251,045	9%	471,229	435,688	8%
Average homesale price	$214,547	$202,045	6%	$205,967	$198,513	4%
Average homesale broker commission rate	2.55%	2.55%	—	2.55%	2.55%	—
Net effective royalty rate	4.64%	4.83%	(19) bps	4.68%	4.85%	(17) bps
Royalty per side	$263	$258	2%	$256	$255	—%
Company Owned Real Estate Brokerage Services
Closed homesale sides	82,768	73,061	13%	138,041	124,261	11%
Average homesale price	$446,732	$445,550	—%	$429,267	$432,618	(1%)
Average homesale broker commission rate	2.49%	2.49%	—	2.50%	2.49%	1 bps
Gross commission income per side	$11,856	$11,931	(1%)	$11,497	$11,625	(1%)
Relocation Services
Initiations	48,698	46,433	5%	86,168	81,541	6%
Referrals	22,039	20,282	9%	36,305	33,095	10%
Title and Settlement Services
Purchase title and closing units	29,973	26,219	14%	50,538	45,190	12%
Refinance title and closing units	17,766	10,840	64%	39,782	27,666	44%
Average price per closing unit	$1,450	$1,525	(5%)	$1,350	$1,457	(7%)
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Second Quarter 2012                            Page7

Table 4

REALOGY CORPORATION
2011 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Real Estate Franchise Services (a)
Closed homesale sides	184,643	251,045	252,991	220,931	909,610
Average homesale price	$193,710	$202,045	$200,987	$194,673	$198,268
Average homesale broker commission rate	2.54%	2.55%	2.56%	2.56%	2.55%
Net effective royalty rate	4.87%	4.83%	4.88%	4.78%	4.84%
Royalty per side	$251	$258	$261	$250	$256
Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	73,061	71,167	59,094	254,522
Average homesale price	$414,164	$445,550	$433,003	$405,382	$426,402
Average homesale broker commission rate	2.50%	2.49%	2.49%	2.51%	2.50%
Gross commission income per side	$11,188	$11,931	$11,620	$10,924	$11,461
Relocation Services
Initiations	35,108	46,433	37,540	34,188	153,269
Referrals	12,813	20,282	22,254	16,820	72,169
Title and Settlement Services
Purchase title and closing units	18,971	26,219	26,128	21,927	93,245
Refinance title and closing units	16,826	10,840	14,234	20,950	62,850
Average price per closing unit	$1,386	$1,525	$1,446	$1,292	$1,409
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Second Quarter 2012                            Page8

Table 5a
REALOGY CORPORATION
SELECTED 2012 FINANCIAL DATA
(In millions)

	For the Three Months Ended
	March 31,	June 30,
Revenue (a)	2012	2012
Real Estate Franchise Services	$129	$170
Company Owned Real Estate Brokerage Services	617	994
Relocation Services	88	109
Title and Settlement Services	88	106
Corporate and Other	(47)	(70)
Total Company	$875	$1,309

EBITDA (b) (c)
Real Estate Franchise Services	$61	$99
Company Owned Real Estate Brokerage Services	(17)	78
Relocation Services	4	30
Title and Settlement Services	2	14
Corporate and Other	(20)	(18)
Total Company	$30	$203
Less:
Depreciation and amortization	45	44
Interest expense, net	170	176
Income tax expense	7	8
Net loss attributable to Realogy	$(192)	$(25)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million and $70 million for the three months ended March 31, 2012 and June 30, 2012, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million and $11 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012 and June 30, 2012, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits for the three months ended March 31, 2012 and $2 million of restructuring costs for the three months ended June 30, 2012, broken down by business units as follows:

	For the Three Months Ended
	March 31,	June 30,
	2012	2012
Real Estate Franchise Services	—	—
Company Owned Real Estate Brokerage Services	1	2
Relocation Services	1	—
Title and Settlement Services	1	—
Corporate and Other	3	—
Total Company	6	2

(c)
The increase in employee related costs for the three months ended March 31, 2012 was primarily due to $10 million of expense for the 2012 bonus plan which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November 2010 whereas in the first quarter of 2011 only $11 million of expense was being recognized for the retention plan. The incremental employee related costs for the three months ended June 30, 2012 was primarily due to $15 million of expense for the 2012 bonus plan which is in addition to $10 million of expense being recognized for the 2011-2012 retention plan whereas in the second quarter of 2011 only $10 million of expense was being recognized for the retention plan. As a result, there is $15 million of incremental employee related costs in the second quarter of 2012 compared to the second quarter of 2011. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

Realogy Reports Results for Second Quarter 2012                            Page9

Table 5b
REALOGY CORPORATION
SELECTED 2011 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2011	2011	2011	2011	2011
Real Estate Franchise Services	$118	$160	$151	$128	$557
Company Owned Real Estate Brokerage Services	587	884	841	658	2,970
Relocation Services	87	110	126	100	423
Title and Settlement Services	83	90	95	91	359
Corporate and Other	(44)	(65)	(58)	(49)	(216)
Total Company	$831	$1,179	$1,155	$928	$4,093
EBITDA (b)
Real Estate Franchise Services	$62	$97	$92	$69	$320
Company Owned Real Estate Brokerage Services	(37)	48	47	(2)	56
Relocation Services	10	32	50	23	115
Title and Settlement Services	2	12	8	7	29
Corporate and Other	(48)	(2)	(10)	(17)	(77)
Total Company	$(11)	$187	$187	$80	$443
Less:
Depreciation and amortization	46	47	46	47	186
Interest expense, net	179	161	159	167	666
Income tax expense	1	1	10	20	32
Net loss attributable to Realogy	$(237)	$(22)	$(28)	$(154)	$(441)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million, $65 million, $58 million and $49 million for the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $11 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2011. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2011. There are no other material inter-segment transactions.

(b)
Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011, $3 million of restructuring costs offset by a net benefit of $12 million of former parent legacy items for the three months ended June 30, 2011, $3 million of restructuring costs offset by a net benefit of $3 million of former parent legacy items for the three months ended September 30, 2011 and $3 million of restructuring, $1 million of merger costs and $2 million of former parent legacy costs for the three months ended December 31, 2011. EBITDA for the year ended December 31, 2011 includes $36 million related to loss on the early extinguishment of debt, $11 million of restructuring costs and $1 million of merger costs, partially offset by a net benefit of $15 million of former parent legacy items primarily as a result of tax and other liability adjustments broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2011	2011	2011	2011	2011
Real Estate Franchise Services	—	—	—	—	—
Company Owned Real Estate Brokerage Services	2	2	3	2	9
Relocation Services	—	—	—	1	1
Title and Settlement Services	—	1	—	—	1
Corporate and Other	34	(12)	(3)	3	22
Total Company	36	(9)	—	6	33

Realogy Reports Results for Second Quarter 2012                            Page10

Table 6
REALOGY CORPORATION
EBITDA, ADJUSTED EBITDA, AND ADJUSTED FREE CASH FLOW
(In millions)
A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2012 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Six Months Ended	Six Months Ended	Six Months Ended	Twelve Months Ended
	December 31, 2011	June 30, 2011	December 31, 2011	June 30, 2012	June 30, 2012
Net loss attributable to Realogy (a)	$(441)	$(259)	$(182)	$(217)	$(399)
Income tax expense	32	2	30	15	45
Income before income taxes	(409)	(257)	(152)	(202)	(354)
Interest expense, net	666	340	326	346	672
Depreciation and amortization	186	93	93	89	182
EBITDA (b)	443	176	267	233	500
Restructuring costs, merger costs and former parent legacy costs (benefit), net (c)					8
Loss on the early extinguishment of debt					6
Pro forma cost savings for 2012 restructuring initiatives (d)					5
Pro forma cost savings for 2011 restructuring initiatives (e)					3
Pro forma effect of business optimization initiatives (f)					48
Non-cash charges (g)					—
Non-recurring fair value adjustments for purchase accounting (h)					4
Pro forma effect of acquisitions and new franchisees (i)					7
Apollo management fees (j)					15
Incremental securitization interest costs (k)					3
Adjusted EBITDA					$599
Total senior secured net debt (l)					$2,445
Senior secured leverage ratio					4.08	x
_______________

(a)
Net loss attributable to Realogy consists of: (i) a loss of $28 million for the third quarter of 2011; (ii) a loss of $154 million for the fourth quarter of 2011; (iii) a loss of $192 million for the first quarter of 2012 and (iv) a loss of $25 million for the second quarter of 2012.

(b)
EBITDA consists of: (i) $187 million for the third quarter of 2011; (ii) $80 million for the fourth quarter of 2011; (iii) $30 million for the first quarter of 2012 and (iv) $203 million for the second quarter of 2012.

(c)	Consists of $11 million of restructuring costs and $1 million of merger costs offset by a net benefit of $4 million for former parent legacy items.

(d)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first six months of 2012. From this restructuring, we expect to reduce our operating costs by approximately $7 million on a twelve-month run-rate basis and estimate that less than $2 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2011 through the time they were put in place had those actions been effected on July 1, 2011.

(e)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2011. From this restructuring, we expect to reduce our operating costs by approximately $21 million on a twelve-month run-rate basis and estimate that $18 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2011 through the time they were put in place had those actions been effected on July 1, 2011.

(f)
Represents the twelve-month pro forma effect of business optimization initiatives including $3 million related to our Relocation Services integration costs, $5 million related to vendor renegotiations and $40 million for employee retention accruals. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(g)
Represents the elimination of non-cash expenses, including $5 million of stock-based compensation expense and $6 million of other items less $11 million for the change in the allowance for doubtful accounts and notes reserves from July 1, 2011 through June 30,

Realogy Reports Results for Second Quarter 2012                            Page11

2012.

(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(i)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on July 1, 2011. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2011.

(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended June 30, 2012.

(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2012.

(l)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,524 million plus $10 million of capital lease obligations less $89 million of readily available cash as of June 30, 2012. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, including the Second Lien Loans, our securitization obligations and the Unsecured Notes.

Adjusted EBITDA for the six-month periods
Set forth in the table below is a reconciliation of net loss attributable to Realogy to Adjusted EBITDA for the six-month periods ended June 30, 2012 and 2011:

	Six Months Ended	Six Months Ended
	June 30, 2012	June 30, 2011
Net loss attributable to Realogy	$(217)	$(259)
Income tax expense	15	2
Income before income taxes	(202)	(257)
Interest expense, net	346	340
Depreciation and amortization	89	93
EBITDA	233	176
Restructuring costs, merger costs and former parent legacy costs (benefit), net	2	(9)
Loss on the early extinguishment of debt	6	36
Pro forma cost savings for 2012 restructuring initiatives	2	—
Pro forma cost savings for 2011 restructuring initiatives	—	3
Pro forma effect of business optimization initiatives	21	22
Non-cash charges	(4)	(1)
Non-recurring fair value adjustments for purchase accounting	2	2
Pro forma effect of acquisitions and new franchisees	2	2
Apollo management fees	8	8
Incremental securitization interest costs	2	1
Adjusted EBITDA	274	240
Adjusted Free Cash Flow
A reconciliation of net cash used in operating activities to Adjusted Free Cash Flow is set forth in the following table:

	Six Months Ended June 30,
	2012	2011
Net cash used in operating activities	$(93)	$(194)
Less property and equipment additions	(19)	(25)
Less relocation receivables and advances	(41)	(41)
Adjusted Free Cash Flow	$(33)	$(128)

Realogy Reports Results for Second Quarter 2012                            Page12

Table 7

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a six-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the six-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
Adjusted EBITDA as used herein for a twelve-month period corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
We define “Adjusted Free Cash Flow” as cash flows from operating activities less property and equipment additions and changes in relocation receivables and advances. The changes in relocation receivables and advances are removed from the Adjusted Free Cash Flow calculation as the change in these assets corresponds with the change in our securitization obligations included in cash flows from financing activities. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our ability to reduce our indebtedness through our generation of cash. We believe Adjusted Free Cash Flow is useful to an investor in evaluating our liquidity because Adjusted Free Cash Flow and similar measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company's liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods. Although we use Adjusted Free Cash Flow as a liquidity measure to assess our ability to reduce our indebtedness through our generation of cash, the use of Adjusted Free Cash Flow has important limitations, including that: (1) Adjusted Free Cash Flow does not reflect the cash requirements necessary to service principal payments on our indebtedness; and (2) Adjusted Free Cash Flow removes the impact of accrual basis accounting on asset accounts and non-debt liability accounts. Adjusted Free Cash Flow may be calculated differently by other companies, including other companies in our industry, limiting its usefulness as a comparative measure. Adjusted Free Cash Flow should not be considered in isolation or as a substitute to cash flows from operating activities determined in

Realogy Reports Results for Second Quarter 2012                            Page13

accordance with GAAP and should be assessed alongside other liquidity measures, including various cash flow metrics and our other GAAP results.